Exhibit 99.(h)(1)(i)

                                   SCHEDULE A
                                   PBHG FUNDS

      PBHG Funds consists of the following Funds, each of which is subject to this Agreement:

PBHG Growth Fund
PBHG Emerging Growth Fund
PBHG Large Cap Growth Fund
PBHG Select Equity Fund
PBHG Core Growth Fund
PBHG Limited Fund
PBHG Large Cap 20 Fund
PBHG New Opportunities Fund
PBHG Large Cap Value Fund
PBHG Mid-Cap Value Fund
PBHG Small Cap Value Fund
PBHG Focused Value Fund
PBHG International Fund
PBHG Cash Reserves Fund
PBHG Technology & Communications Fund
PBHG Strategic Small Company Fund
PBHG Global Technology & Communications Fund
PBHG Wireless & Telecom Fund
PBHG Clipper Focus Fund
PBHG IRA Capital Preservation Fund
PBHG Disciplined Equity Fund
PBHG New Perspective Fund
PBHG REIT Fund
PBHG Concentrated International Fund

Dated: October 29, 2001